Exhibit 5.1

Tel-Aviv, November 19, 2020

Camtek Ltd.
Ramat Gabriel Industrial Zone,
P.O BOX 544
Migdal Ha’Emek, 23150
Israel
Att.: Moshe Eisenberg, Chief Financial Officer

Ladies and Gentlemen:

We have acted as Israeli counsel to Camtek Ltd., a company limited by shares organized under the laws of the state of Israel (the “Company”), in connection with the Prospectus Supplement dated November 19, 2020 (the “Pro-Supp”) filed pursuant to Rule 424(b)(5) under the Securities Act of 1933 (the “Act”), and the Registration Statement on Form F-3 (File No. 333-237680) (the “Registration Statement”) filed by the Company under the Act with the Securities and Exchange Commission (the “SEC”) on April 14, 2020 and declared effective on April 21, 2020 , relating to the offering of 3,500,000 ordinary shares of the Company, par value NIS 0.01 per share (the “Shares”), as well as a 30 day option to acquire additional 525,000 ordinary shares of the Company to cover over allotments in connection with the above offering (the “Additional Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In our capacity as your Israeli counsel in connection with your preparation and filing of the Pro-Supp, we have examined and relied without investigation as to matters of fact upon the Pro-Supp and the exhibits thereto, and upon such certificates, upon statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Pro-Supp under the Act, we are of the opinion that the Shares and Additional Shares have been duly authorized for issuance, and when issued, upon payment of the consideration therefor as contemplated in the Underwriting Agreement dated as of  November 19, 2020, among Barclays Capital Inc. and Stifel Nicolaus & Company, Incorporated, and the Company (the “Underwriting Agreement”) will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

1.
We are members of the Israel Bar and we are opining herein as to the effect of the subject transaction only on the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

2.
Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination; (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (iii) principles of good faith and fair dealing.

3.
Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees.

4.
You have informed us that you intend to issue the Additional Shares within a period of 30 days as of hereof, following the exercise of an option to purchase the Additional Shares by the underwriters under the Pro-Supp, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any of the Additional Shares you will afford us an opportunity to review the operative documents pursuant to which such Additional Shares are to be issued and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Additional Shares.

We consent to the filing of this opinion letter on Form 6-K and to the use of our name under the caption “Legal Matters” in the Pro-Supp. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Additional Shares, except as set forth above.

Very truly yours, Shibolet & Co., Law Firm